Exhibit 99.2

IMPLANT SCIENCES CORPORATION

FOURTH QUARTER FISCAL 2013

EARNINGS CONFERENCE CALL SCRIPT

SEPTEMBER 30, 2013

CFO – Roger Deschenes

Thank you. I'd like to welcome everyone to Implant Sciences' Fourth Quarter Fiscal 2013 Earnings Conference Call.  We also welcome those of you joining us on the webcast. On the call this afternoon are Glenn Bolduc, President and Chief Executive Officer, Bill McGann, Chief Operating Officer and Darryl Jones, Vice President, Sales and Marketing. We will begin by providing a brief financial report on the Company’s Fiscal 2013 fourth quarter and full year results.  Glenn will provide a corporate overview and discuss recent developments. Following our prepared remarks, we will open the call up for questions from today’s participants.

During this afternoon‘s presentation, we will make forward-looking statements concerning upcoming events and our expectations regarding the Company's financial performance.  Each time we do, we will try to identify these statements with words such as “expect,” “believe,” “anticipate” or other words that indicate potential events.

These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those stated in the forward-looking statements.  Please consider the risk factors contained in the press release issued on September 30, 2013 and stated during this conference call, as well as the risk factors and uncertainties described in our latest Annual Report on Form 10-K for the fiscal year ended June 30, 2013 which is on file with the Securities and Exchange Commission.

During our presentation we may discuss or disclose non-GAAP measures.  These non-GAAP measures are not intended to replace the presentation of our financial results in accordance with US GAAP, rather the presentation of earnings, excluding certain items, provides additional information to investors to facilitate the comparison of past and present results.

A replay of the conference call will be available for a limited time by dialing 888-286-8010 within the U.S. or 617-801-6888 outside the U.S. and entering the pass code 26384817.  Any forward-looking statements we make today are based on assumptions which we believe to be reasonable as of today, September 30th, 2013.  We undertake no obligation to update these statements as a result of future events.  Finally, this conference call is the property of Implant Sciences Corporation and any recording, reproduction or rebroadcast of this conference call without the expressed written consent of Implant Sciences Corporation is prohibited.

Roger Deschenes - Implant Sciences Corp. – Chief Financial Officer

On September 30th, 2013, we filed our Annual Report on Form 10-K for the fiscal year ended June 30, 2013 with the Securities and Exchange Commission and issued an earnings press release summarizing the Company’s financial performance for the fourth quarter and year ended June 30, 2013.

Review of fourth quarter and year end results

Revenues for the quarter ended June 30, 2013 increased 335% to $2,402,000, compared with $552,000 for the comparable prior year period, due primarily to increased unit sales of our QS-H150,

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increased domestic and international sales of our QS-B220 and increased sales of parts and supplies. For the year ended June 30, 2013, revenues were $12,017,000 as compared with $3,406,000 for the comparable prior period, an increase of 253% - due primarily to a 225% increase in the number of QS-H150 handheld units sold, due primarily to the shipment of the India Ministry of Defence order, increased sales to agencies of the U.S. Government, increased sales into Africa, the Middle East and Japan, increased domestic and international sales of our QS-B220 benchtop units, and increased sales of parts and supplies during the year ended June 30, 2013, as compared to the comparable prior year period, partially offset by an 4.9% decrease in average unit sell prices on sales of our QS-H150 handheld units.

Gross margin for the quarter ended June 30, 2013 increased to $697,000, or 29.0% of revenues as compared with gross margin of $53,000 or 9.6% for the comparable prior year period, due to increased unit sales of our QS-H150 and QS-B220 and increased manufacturing overhead absorption. For the year ended June 30, 2013, gross margin was $3,429,000 or 28.5% of revenues as compared with gross margin of $999,000, or 29.3% of revenues for the comparable prior year period. Factors impacting the full year margins are increased stock-based compensation, increased warranty costs (volume driven), increased manufacturing overhead spending and the decrease in the average unit sell price noted earlier. Stock-based compensation increased $108,000 and $780,000, respectively, in the current quarter and full year period, compared to comparable prior year periods.

Research and development expense for the quarter ended June 30, 2013 was $1,233,000 as compared with $815,000 for the comparable prior period, an increase of 51.3%. For the year ended June 30, 2013, research and development expense was $4,754,000 as compared with $3,180,000 for the comparable prior year period, an increase of 49.5%, due primarily to increased payroll and related benefit costs, increased stock-based compensation, partially offset by a decrease in contracted engineering. Stock-based compensation increased $166,000 and $923,000, respectively, in the current quarter and full year period, compared to comparable prior year periods.

Selling, general and administrative expenses for the quarter ended June 30, 2013 were $3,515,000 as compared with $2,522,000 for the comparable prior year period, an increase of 39.4%.  For the year ended June 30, 2013, selling, general and administrative expenses were $20,630,000 as compared with $8,575,000 for the comparable prior year period, an increase of 140.6%, due primarily to increased stock-based compensation, increases in payroll, related benefit costs, travel, legal and bank fees, partially offset by lower consulting fees due to the issuance of common stock to certain advisors in the prior year period. Stock-based compensation increased $1,324,000 and $12,177,000, respectively, in the current quarter and full year period, compared to comparable prior year periods.

For the quarter ended June 30, 2013, other expense was $1,493,000 as compared with other expense of $1,100,000, for the comparable prior year period, an increase of $393,000. For the year ended June 30, 2013, other expense was $5,399,000 as compared with other expense of $3,880,000, for the comparable prior year period, an increase of $1,519,000, due primarily to increased interest expense on higher borrowings under our credit facility.

Our net loss for the quarter ended June 30, 2013 was $5,544,000 as compared with a net loss of $4,384,000 for the comparable prior year period.  For the year ended June 30, 2013, our net loss for the was $27,354,000 as compared with a net loss of $14,636,000 for the comparable prior year period, primarily due to stock-based compensation, increased operating and interest expense.

Aggregate stock based compensation recorded on employee stock options and non-employee warrants amounted to $1,797,000 and $14,604,000 for the quarter and year ended June 30, 2013, compared to $199,000 and $724,000, in the comparable prior year periods. We expect stock-based compensation will return to “normalized” levels in the second quarter of fiscal 2014.

On an adjusted EBITDA basis, earnings before interest, taxes, depreciation, stock-based compensation and the value of warrants and common stock issuances, our loss for the quarter was $1,928,000, compared with loss $2,550,000 and for the year, our loss was $6,948,000, compared with a loss of $8,057,000.

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That concludes the financial report and I will now turn the call over to Glenn.

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Glenn Bolduc - Implant Sciences Corp. – President and Chief Executive Officer

Thank you, Roger. We would also like to thank all the participants on the call for joining us.

Before we begin this part of the meeting, we would like to report that we were advised verbally late last week and through the weekend that we have achieved STAC certification in France which impacts the European Union, the Middle East and Africa.  We have also received a draft copy of the certification and are currently awaiting final documentation.   We trust you can understand and appreciate our delay today as we were happily surprised with the exceptionally quick process for our product in France and the European Community and wanted to be sure we prepared well for our discussion with you today.

In this meeting, we are going to talk about two companies that are actually one and the same; the Implant Sciences of a year ago and the Implant Sciences of today. On the surface, these may appear very similar. Both have talented employees working long hours on innovative technologies and both have operating losses. However, they are also very different in important and strategic ways that we will discuss with you in the next few minutes.

One may ask “what makes these two companies so different?” The short answer is Implant Sciences has had the best year in Company history. We shipped the largest volume of trace detection systems that we have ever shipped. We exceeded $12 million in revenues, our biggest year ever. We exceeded prior year revenues by three and a half times last year. Most importantly, 2013 is the year in which Implant Sciences changed the explosives trace security market and established our technology as the new standard in the trace detection industry.  This was manifested in several approvals we received for our products and technology.

For the first time in the history of American Aviation Security, there are three TSA-approved ETD vendors.  A year ago, U.S. air cargo facilities could only choose between updated versions of what were essentially the same systems that have been around for more than 20 years.  Now, they have access to new technology that is easier to use, less expensive to own and operate, and has passed the newest testing standards for the trace detection industry.  Today, Implant Sciences is actually opening the doors leading to the opportunities the Company has been pursuing for so long and which we have been telling you have been available to us.

Let’s be clear, we are going after our share of the over $2 billion explosives, weapons, and contraband (EWC) detection market.  We expect to achieve this through capturing market share during the recapitalization of currently deployed systems and by creating additional demand for our products in the ever changing security world.  It is currently estimated that approximately $300 million of this market is in trace detection equipment sales, largely split between two companies. Our FY2013 sales only make up about 4 percent of this market, leaving considerable room for growth.  Implant Sciences’ goal is to capture at least a third of that market over the next few years.

Currently, a large portion of trace detection equipment sales are to government agencies. These sales require approvals and certifications, which is why we have made those activities such a high priority for the Company.  A year ago we had no approvals for our B220.  As of today, Implant Sciences has two major approvals in hand with another one, passenger checkpoint and baggage screening in the U.S., well along in the process.

In January 2013, we were approved for air cargo screening by the TSA.  With this approval, Implant Sciences becomes only the third manufacturer to currently have TSA approval for trace detection,

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and we are the only U.S.-owned approved provider.  In July, we announced that we had passed the detection performance testing for TSA passenger checkpoint and baggage approval.

As we mentioned a few minutes ago, we recently learned we have passed certification testing at Service Technique de l’Aviation Civile (STAC) in France. This is among the most highly respected certifications, worldwide, in the industry, and achieving it will immediately allow us to sell our product for passenger, cargo, and baggage screening in Europe and several other countries around the world.  Our distributors have told us that this is one of the catalysts they have been looking for.  We will be present at several European trade events this fall to show our technology and certification to the security community and users of this equipment.

We must comment on the TSA passenger/baggage hold process.  Many of you have had questions concerning what our July announcement meant and where we stood relative to being able to sell product for passenger checkpoint and checked baggage screening in the U.S.  To be included on the Qualified Products List, or QPL, at TSA requires a three step process. The simple equation is: IT&E plus TSIF plus OT&E equals qualification.  We’ll  explain.

The first step, called IT&E or Independent Testing and Evaluation, is laboratory-based detection performance testing, considered by many to be the most difficult process as evidenced by so very few products attaining a passing grade. We completed IT&E in July, and while we aren’t allowed to discuss specific details of the results, based on the feedback we received, we didn’t just pass the test—we nailed it and we should all be very proud of the efforts of our employees who generated these results.

Following IT&E, products are tested at the TSA Systems Integration Facility, also known as TSIF.  Located at Reagan International Airport, TSA operates the systems in a simulated aviation security environment before actually deploying them in airports for final testing.  The last phase is Operational Testing and Evaluation, or OT&E, where the equipment is used in an actual airport security setting to perform live screening of passengers and baggage.

Upon satisfactory completion of all three stages, the equipment is qualified for use in passenger checkpoint and checked baggage screening. Currently, our B220 is at TSIF, making steady progress through the qualification process.

With regard to our air cargo product, the B220 entered qualification testing in June.  As you may recall from a previous investor call, we estimated that we would achieve qualification 3 to 6 months after testing started.  We are just at the early end of that window, and we expect news soon. Meanwhile, the product’s approved status allows it to be used for air cargo screening by any certified facility in the Unites States.

A year ago we couldn’t sell to U.S. air cargo companies; today we are in the decision makers’ offices.  We have had successful trials at a number of facilities and, of the three major freight forwarders in the world, we have sold to one, have been added to the preferred vendor list of another, and are actively engaged with the third.  We believe that details on the number and location of systems that will need to be replaced are classified information, and therefore we can’t discuss it.  Suffice to say that these systems are included in our estimate of several thousand of trace detection systems that will need to be replaced market wide over the next few years.

We have succeeded in taking business away from the established players in the industry.  Several orders have been announced, and more are in the pipeline. This is a true testament to our technology and

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product. The deadline for replacing obsolete systems is still months away, yet cargo screening facilities are acting now because they see the advantages offered by the B220.  We expect this trend to accelerate as the deadline approaches.

Faced with this, our competitors have been making very aggressive offers to keep their clients in the fold; however, the accounting still works in our favor.  In a meeting with a customer earlier this year, we were able to demonstrate that their savings in switching to Implant Sciences systems would allow them to completely recover their investment in less than four years.  By that estimate, the competition can give away their equipment and ours still costs much less over the life of the system.

The unique advantages of our systems make them attractive in security applications that have not typically used trace detection in the past. This allows us to create demand in new market segments such as banks, hotels, sporting venues, and malls to name a few.  Our successes in some of these areas have been documented in the press releases we have issued over the last year.  As we bring additional capabilities to market, we expect to be able to continue to open fresh opportunities and take a growing share of the overall security market.

Our successes with both regulators and customers demonstrate that Implant Sciences is the new standard in trace detection. We are the only TSA-approved security manufacturer specializing in trace, and we are focused on advancing the technology.  Our vision is compelling and gaining recognition within the industry.

We continue to work on new products incorporating the technologies we acquired in 2008 and others that we have developed along the way.  Recently, when we presented our prototype IMS / MS trace detection system at a DHS Industry Day, our team received a rare round of applause.  Government technology leaders have long been waiting for a solution such as this, in some cases for decades.  They are excited to see Implant Sciences demonstrate leading innovation in the industry and setting the new standard for the next generation of trace detection.

The company has also succeeded in capturing the attention of the professional investment community.  Last year no one covered us.  Today we are followed by two firms and we believe more are on the way.

Of course, what everyone wants to hear about is sales. Earlier this year we shared our estimate to sell 50 of our QS-B220 systems to customers by the end of the fiscal year.  Some people expressed disappointment with what appeared to be such a modest goal, but we knew that it would take time to build momentum in the industry.

We are pleased to report that as of today we have sold a total of over 100 B220 systems. You want to talk about a difference from last year?  Our backlog today is greater than our entire FY2012 revenue.

We consider that first 100 only the beginning. Many of you have heard us speak about catalysts for our business. These are key achievements that will enable us to grow faster.  Our critical catalysts are as follows:

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Approval at TSA’s labs for IT&E for Checkpoint and baggage screening. Check. Done.

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International approvals such as STAC Certification Testing for France. Check. Done.

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These will be followed by:

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Qualification of our cargo technology.

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Final TSA qualification for passenger and baggage in the United States.

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Orders following each of the aforementioned approvals/qualifications

 These catalysts will allow us to increase our rate of penetration across the security industry.  Without having any of them, we were able to grow revenues nearly $9 million in FY2013.  As they start to take effect, we expect our sales volume to grow even more quickly.

Can we give you an exact timetable for this?  No, we can’t.  Doing so has proven to be very difficult as too many of the variables are outside of our control.  All businesses that work with government agencies face these same challenges, and we are no different.  The ultimate change from last year’s Implant Sciences to this year’s is this: a year ago we had a lot of goals with no proof we could reach any of them; today we have the proof.

Taking all these developments into consideration, it became clear that our old facility was not sufficient to support projected levels of business.  As we mentioned earlier, we see the opportunity to sell thousands of systems over the next few years.  This summer we moved into a new 58,000 square foot facility that we estimate is capable of supporting a manufacturing rate of 200 systems per month or more when fully built out and staffed.  Last year we could have handled only a fraction of that volume ourselves.

We’ve talked a lot about change, but no conversation about the state of Implant Sciences would be complete without talking about what hasn’t changed.  This starts with the most talented team in the trace detection industry; a group of smart, hard-working individuals that get things done no matter what the odds.  We are a truly tenacious group!   It continues with a loyal and dedicated group of investors, the true owners of the Company, and the people for whom we come to work for every day.  It includes a mission of protecting people worldwide that we all hold close to our hearts.  Finally, we continue to enjoy the strong support and advice of our senior secured lender, DMRJ Group, LLC, whose ability to see opportunity where others did not, has made all this possible.  As we have in the past, we would again like to thank all of our investors at DMRJ for having the belief and confidence in our ability to deliver the products and results we have.

General George S. Patton said, “I don't measure a man's success by how high he climbs, but how high he bounces when he hits bottom.” Over the last 5 years, we believe we would measure up pretty well on that scale.

A few years ago we had but one product, no money, low sales, no certifications, and little market awareness. But with careful planning, hard work, and an investment in building the best team in the industry, we’ve bounced back pretty well.

We have two products and more on the way. We have achieved two major government certifications with additional ones in the pipeline. We are taking business from the established players in the industry and our sales are growing.

The Security World, including our competitors know who we are and hear us knocking on the door.  We are coming in!

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Thank you for participating in today’s conference call and for your continued support of Implant Sciences. We will now take your questions.

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